SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2006

Dijji Corp
(Exact name of registrant as specified in its charter)

Nevada	000-50533	84-1407365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 Elliott Avenue, Suite 601 Seattle, WA	98121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 832-0600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On April 21, 2006, Dijji Corp (the “Company") determined that it had not properly accounted for the impact of EITF No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” which requires that companies classify these instruments as liabilities in the event that the company determines that there may not be a sufficient number of authorized shares of common stock necessary for the conversion or exercise of all outstanding instruments due to their antidilution provisions. As a result, expenses in the fiscal years ended December 31, 2003 and 2004, and in each of the quarters in 2003 and 2004 were understated by $5.5 million in the aggregate for those periods. Accordingly, the Company's previously issued financial statements covering such periods should no longer be relied upon.

Management determined that the cumulative adjustment required to correct this calculation error was too large to record in 2005, and determined that a restatement of previously issued financial statements was appropriate.

A reconciliation of the Company's financial statements, as originally reported, to the restated amounts, will be reported in the Company’s Annual Report on Form 10-KSB, which the Company expects to file with the Securities and Exchange Commission within the next two to three business days.

Item 8.01. Other Events.

Proposed Reverse Acquisition by New Motion, Inc.

On April 25, 2006, the Company entered into a non-binding letter of intent relating to the reverse acquisition of the Company by New Motion, Inc., a privately-held Delaware corporation (“New Motion”), with the Company surviving as a publicly-held corporation. Upon the consummation of the proposed transaction, the Company’s current shareholders would hold shares that represent 12.5% of the issued and outstanding shares of the combined company’s common stock on a fully-diluted and as-converted basis. New Motion’s stockholders would hold shares that represent 87.5% of the issued and outstanding shares of the combined company’s common stock on a filly-diluted and as-converted basis.

New Motion is a direct-to-consumer mobile content provider that develops, licenses, markets, and sells content such as polyphonic ring tones, MP3 "true tones" and voice tones, wallpapers and graphics, wireless application protocol, video and Java based games. New Motion is a Delaware corporation headquartered in Irvine, California with a sales office in Edgecliff, Australia.

Under the terms of the letter of intent, the Company would issue restricted shares of newly designated convertible preferred stock of the Company (“Preferred Shares”), to the existing stockholders of New Motion (“Existing Holders”). In exchange for the Preferred Shares issued to the Existing Holders, the Existing Holders will transfer to the Company 100% of the outstanding capital stock of New Motion. Immediately following the closing of the exchange transaction (the “Closing”), New Motion will be a 100% wholly-owned subsidiary of the Company.

After the Closing, each of the Preferred Shares will be convertible into shares of the Company’s common stock, upon the filing of an amendment to the Company’s Articles of Incorporation to effect a reverse split of the common stock to authorize such number of shares of the Company’s common stock that is sufficient for the conversion of the Preferred Shares into such common stock.

The parties have not entered into a definitive agreement relating to the proposed exchange transaction. The letter of intent entered into between the parties do not bind either party to consummate any transaction unless and until such terms are negotiated and set forth in a definitive agreement that is properly approved by the respective boards of directors of each party, and executed by each party. In addition, the definitive agreement will contain certain significant conditions to Closing. There can be no assurances that a definitive agreement will be reached on terms acceptable to the Company, if at all, and, if reached, that the acquisition will be completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIJJI CORP.

Dated: April 27, 2006	By:	/s/ Alexander U. Conrad

Alexander U. Conrad Interim Chief Executive Officer